As filed with the Securities and Exchange Commission on August 11, 2010.
Registration No. 333-168315

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MakeMyTrip Limited

(Exact name of Registrant as specified in its charter)

Mauritius	4700	13-4125456
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

103 Udyog Vihar, Phase 1
Gurgaon, Haryana 122016, India
(91-124) 439-5000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

MakeMyTrip.com Inc.
60 East 42nd Street
Suite 411
New York, NY 10165
(212) 760 1511

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael W. Sturrock, Esq. Rajiv Gupta, Esq. Latham & Watkins LLP 9 Raffles Place 42-02 Republic Plaza Singapore 048619 (65) 6536-1161	Matthew D. Bersani, Esq. Shearman & Sterling LLP 12/F Gloucester Tower The Landmark, 15 Queens Road Central, Hong Kong (852) 2978-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 4 to the Registration Statement on Form F-1 is being filed for the sole purpose of revising certain exhibits to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists of only the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

Under Mauritius law, a company may indemnify a director or employee of such company or a related company for any costs incurred by him or such company in respect of any proceedings (a) that relates to liability for any act or omission in his capacity as a director or employee, and (b) in which judgment is given in his favor, or in which he is acquitted, or which is discontinued or in which he is granted relief under section 350 of the Companies Act 2001 (as amended) of Mauritius or where proceedings are threatened and such threatened action is abandoned or not pursued. Mauritius law further provides that a company may indemnify a director or employee of such company or a related company in respect of (a) liability to any person, other than such company or a related company, for any act or omission in his capacity as a director or employee; or (b) costs incurred by that director or employee in defending or settling any claim or proceedings relating to any such liability. Our post-offering Constitution will provide for indemnification, to the extent permitted by Mauritius law, of our directors and officers for costs, charges, losses, expenses and liabilities incurred or sustained by them in the execution and discharge of their duties in their respective offices or in relation thereto, except in respect of their own fraud or dishonesty.

Furthermore, Mauritius law permits us to purchase and maintain insurance for a director or employee of the company or a related company in respect of (a) liability, not being criminal liability, for any act or omission in his capacity as a director or employee; (b) costs incurred by that director or employee in defending or settling any claim or proceeding relating to any such liability; or (c) costs incurred by that director or employee in defending any criminal proceedings (1) that have been brought against the director or employee in relation to any act or omission in that person’s capacity as a director or employee; (2) in which that person is acquitted; or (3) in relation to which a nolle prosequi is entered. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose, with a policy limit of $15 million.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling in pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the securities listed below (including options to acquire our ordinary shares) without registering the securities under the Securities Act. The numbers and prices of the securities listed below do not take into account the 20-for-one share split with respect to all our ordinary and preferred shares, as well as the 20-for-one adjustment with respect to the number of ordinary shares underlying options and the corresponding adjustment to the exercise prices of such options, we effected on July 22, 2010. None of these transactions involved any underwriting discounts or commissions or any public offering. All our Series B preferred shares and Series C preferred shares were sold through private placements either (i) outside the United States to foreign persons, or (ii) inside the United States to accredited investors or to a limited number of persons in transactions not involving any public offering. All our options to purchase ordinary shares and the ordinary shares issued upon the exercise of such options were issued to directors or employees and were in respect of ordinary shares not exceeding 15.0% of our issued ordinary share capital. Accordingly, we believe that each of the following issuances were exempt from registration under the Securities Act in reliance on Regulation S, Section 4(2) or Rule 701 of the Securities Act.

		Number of
		Securities		Consideration
Purchaser	Date of Issuance	Originally Issued	Title of Securities	per Share

Feroz Dewan	August 8, 2007	1,483	Series B preferred shares	$101.14
Tiger Global Private Investment Partners IV, L.P.	August 9, 2007	75,146	Series B preferred shares	$101.14
Sierra Ventures VIII-A, L.P.	August 9, 2007	7,528	Series B preferred shares	$101.14
Sierra Ventures VIII-B, L.P.	August 9, 2007	74	Series B preferred shares	$101.14
Sierra Ventures Associates VIII, LLC	August 9, 2007	229	Series B preferred shares	$101.14
Lee Fixel	August 10, 2007	1,483	Series B preferred shares	$101.14
Scott L. Shleifer	August 10, 2007	989	Series B preferred shares	$101.14
Helion Venture	August 14, 2007	11,747	Series B preferred shares	$101.14
SAIF	August 16, 2007	49,636	Series B preferred shares	$101.14
SAIF	May 23, 2008	57,875	Series C preferred shares	$107.88
Helion Venture	May 23, 2008	15,331	Series C preferred shares	$107.88
Tiger Global Private Investment Partners V, L.P.	May 23, 2008	53,764	Series C preferred shares	$107.88
Lee Fixel	May 23, 2008	927	Series C preferred shares	$107.88
Feroz Dewan	May 23, 2008	927	Series C preferred shares	$107.88
Sierra Ventures VIII-A, L.P.	May 23, 2008	9,826	Series C preferred shares	$107.88
Sierra Ventures VIII-B, L.P.	May 23, 2008	96	Series C preferred shares	$107.88
Sierra Ventures Associates VIII, LLC	May 23, 2008	299	Series C preferred shares	$107.88
Rajesh Magow	June 17, 2009	4,600	Ordinary shares	$14.84
Amit Saberwal	June 19, 2009	480	Ordinary shares	$9.75
Venkatesh Bhardwaj	June 19, 2009	170	Ordinary shares	$9.75
Certain current and former non-executive directors	June 25, 2009	8,338	Options to purchase ordinary shares	Exercise price of $0.01
Certain employees	June 25, 2009	8,398	Options to purchase ordinary shares	Exercise price of $9.75
Certain directors, executive officers and other employees	June 25, 2009	39,212	Options to purchase ordinary shares	Exercise price of $10.50
Rajesh Magow	June 25, 2009	9,107	Options to purchase ordinary shares	Exercise price of $14.84
Certain executive officers and employees	June 25, 2009	35,760	Options to purchase ordinary shares	Exercise price of $39.53
Certain executive officers and employees	June 25, 2009	12,750	Options to purchase ordinary shares	Exercise price of $101.14
Certain employees	June 25, 2009	2,375	Options to purchase ordinary shares	Exercise price of $107.88
Executive officer	December 1, 2009	5,000	Options to purchase ordinary shares	Exercise price of $10.50
Executive officer	January 4, 2010	9,000	Options to purchase ordinary shares	Exercise price of $10.50
Former employee	April 28, 2010	1,000	Ordinary shares upon the exercise of vested options	Exercise price of $39.53
Former employee	May 25, 2010	75	Ordinary shares upon the exercise of vested options	Exercise price of $107.88
Former non-executive director	July 13, 2010	2,899	Ordinary shares upon the exercise of vested options	Exercise price of $0.01

Item 8.	Exhibits and Financial Statement Schedules

(a)  Exhibits

See Exhibit Index beginning on page II-7 of this registration statement.

(b)  Financial Statement Schedules

All supplement schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gurgaon, Haryana, India, on August 11, 2010.

MakeMyTrip Limited

By:	/s/ Deep Kalra
Name: Deep Kalra
Title: Group Chairman and Group Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on August 11, 2010.

Signature	Title

/s/ Deep Kalra Deep Kalra	Group Chairman and Group Chief Executive Officer

/s/ Rajesh Magow Rajesh Magow	Group Chief Financial Officer (group principal financial officer and group principal accounting officer)

* Ravi Adusumalli	Director

* Sanjeev Aggarwal	Director

* Aditya Tim Guleri	Director

* Philip C. Wolf	Director

* Vivek N. Gour	Director

* Frederic Lalonde	Director

* Gyaneshwarnath Gowrea	Director

* Mohammad Akhtar Janally	Director

Signature	Title

* Jonathan I. Huang	Authorized Representative in the United States

*By: /s/ Deep Kalra Deep Kalra Attorney-in-Fact

MAKEMYTRIP LIMITED

EXHIBIT INDEX

No.	Description

1.1	Form of underwriting agreement.**
3.1	Form of Constitution of MakeMyTrip Limited (effective upon the closing of this offering).**
4.1	Form of ordinary share certificate.**
5.1	Opinion of Conyers Dill & Pearman (Mauritius) Limited.
8.1	Opinion of Conyers Dill & Pearman (Mauritius) Limited as to certain Mauritian tax matters.
8.2	Opinion of Latham & Watkins LLP as to certain US tax matters.
10.1.1	Amended and Restated MakeMyTrip.com 2001 Equity Option Plan.**
10.1.2	MakeMyTrip 2010 Share Incentive Plan.**
10.2	Third Amended and Restated Shareholders Agreement dated May 20, 2008 by and among the shareholders named therein and our company.**
10.3	Fourth Amended and Restated Shareholders Agreement dated July 16, 2010 by and among the shareholders named therein and our company.**
10.4	Subscriber Agreement dated February 4, 2009 (effective as of February 1, 2009), by and between MMT India and Amadeus India Pvt. Ltd.**#
10.5	Passenger Sales Agency Agreement dated August 30, 2002 by and between MMT India and each IATA member, represented by the Director General of IATA.**
10.6.1	Business Process Outsourcing Services Agreement dated March 5, 2008 by and between MMT India and IBM Daksh Business Process Services Private Limited, or IBM Daksh.**
10.6.2	Statement of Work dated March 5, 2008 by and between MMT India and IBM Daksh, or the IBM Statement of Work.**#
10.6.3	First Amendment to the IBM Statement of Work dated July 16, 2008 (effective as of March 5, 2008), by and between MMT India and IBM Daksh.**#
10.6.4	Second Amendment to the IBM Statement of Work dated July 28, 2009 (effective as of May 1, 2009), by and between MMT India and IBM Daksh.**#
10.7.1	Services Agreement, or the Tecnovate Services Agreement, dated March 25, 2009 by and between MMT India and Tecnovate eSolutions Private Limited, or Tecnovate.**#
10.7.2	Amendment to the Tecnovate Services Agreement dated June 4, 2010 (effective as of March 24, 2010), by and between MMT India and Tecnovate.**#
10.8	Master Services Agreement dated July 6, 2009 by and between MMT India and RightNow Technologies, Inc.**
10.9	Lease deed for Plot Number 103, Udyog Vihar, Phase 1, Gurgaon, Haryana 122016, India dated October 25, 2007.**
10.10	Sanction Letter for Working Capital Facilities dated September 7, 2009 by and between MMT India and HDFC Bank (including letter of amendment).**
10.11	Form of director and executive officer indemnification agreement.**
21.1	List of subsidiaries of MakeMyTrip Limited.**
23.1	Consent of Conyers Dill & Pearman (Mauritius) Limited (see Exhibit 5.1 and Exhibit 8.1).
23.2	Consent of Latham & Watkins LLP (see Exhibit 8.2).
23.3	Consent of KPMG, registered public accounting firm.
24.1	Power of Attorney.**

**	Previously filed.
#	Confidential treatment being requested.